Draft submitted from NJR MUSIC for definitive approval - 11/02/2005

                              LICENSING AGREEMENT


BETWEEN:

SKREEM ENTERTAINMENT CORPORATION
Registered in the State of Nevada with the Fed. ID #59-3608515
Located at 11637 Orpington Street
Orlando, Florida 32817 USA
Represented by its President/CEO Mr. Charles Camorata
                             Hereinafter   referred   to  as   `THE PRODUCER'
                             On the one hand,


AND:

NRJ MUSIC
SARL, with a capital of 7.622,45 (euro) RCS PARIS B 421 640 525 Located 22 rue Boileau - 75016 PARIS
Represented by its General Manager Mr. Jean-Charles MATHEY

                             Hereinafter referred to as '`THE COMPANY'
                             On the other hand,


WHEREBY IT IS MUTUALLY AGREED AS FOLLOWS

ARTICLE 1 - DEFINITIONS

The parties agree to the following definitions pursuant to this agreement:

1. `Phonographic medium' means any physical medium enabling the fixation and/or sound reproduction, by whatever recording process, known, or presently unknown, whatever the nature of the medium, including but not limited to compact discs and magnetic tapes, whether based on mechanical, magnetic, acoustic, digital, optical, or other processes, and whatever its use.

2. `Videographic medium' shall mean any physical medium enabling the fixation, and or the reproduction of any synchronized sequence of images and sound, by whatever mean of recording process, known or presently unknown, whatever the nature of the medium, including but not limited to videodiscs, videocassettes, optical or magnetic films, video compact discs, magnetic tapes or wires etc.) and whatever its use.

3. `Multimedia medium' means any physical medium enabling the fixation and/or reproduction of any sequences, synchronized or not, with sound, fixed or moving images, texts, data of any kind connected with a computer program, whatever the recording process known or presently unknown, whatever the nature of the medium including but not limited to optical-digital type media: CD ROM, Digital Versatile Disc, etc., .) and whatever its use.

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4.   `Recording' means the first fixation on the master tape or matrix of any phonogram, videogram, or multimedia program.

5. `Master tape', `matrix' or `master' means any original audio, audiovisual or multimedia medium used for the first fixation of a phonogram, videogram, or multimedia program, by whatever means of technical fixation used, including but not limited to analogical or digital.

6. `Phonogram' or `track' means any exclusively audio fixation of sounds resulting from the instrumental performance and/or vocal interpretation of any musical work with or without lyrics, by whatever recording process and for whatever purpose.

7. `Videogram' means any fixation of images, whether dubbed or not, by whatever recording process and for whatever use.

      `Multimedia program' means any fixation of any sequences, synchronized or not, of sounds, fixed or moving images, texts, data, connected with a computer program enabling its user to manipulate it in an interactive way.

8. `Unpublished phonogram' or `unpublished track' means any exclusively audio fixation of the sounds resulting from the ARTIST's instrumental and/or vocal performance of any `unpublished musical work with or without lyrics'.

     `Unpublished musical work with or without lyrics' means any musical work which has never been published in any phonographic form, prior to the recording made in performance of this agreement.

     `Unpublished album' (respectively `unpublished single') means an album (respectively a single) consisting exclusively of unpublished tracks performed by the ARTIST in Spanish and/or English and/or in any other language after prior approval of the COMPANY.

9. `Videomusic' or `videoclip', means any videogram of whatever sort and/or of whatever length dubbed by a phonogram, or an excerpt thereof.

10. `Program' means a succession of phonograms and/or videograms and/or multi media programs.

11. `Long form' means a videogram which is devoted either in part or in whole to the ARTIST's career, and which may include :

- excerpts of the ARTIST's videograms recorded during the ARTIST's public performances,
- one or more of the ARTIST's videoclips, either in whole or excerpts thereof,
- one or several interviews or excerpts from audiovisual programs on the ARTIST,
- any other audiovisual sequence which is devoted to the ARTIST in whole or in part.

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13.  `Album (LP)' means a program consisting of at least 12 (twelve) phonograms, with a total recording time no less than 45 (forty five) minutes of music.

14. `Mini-Album (EP)'means a program consisting of 6 (six) to 9 (nine) phonograms, for a total recording time ranging from 20 (twenty) to 40 (forty) minutes of music.

15. `Maxi Single (MSP)' means a program consisting of 4 (four) to 5 (five) phonograms (unpublished or remixed, or live versions, etc) whatever its length.

16. `Single (SP)'means a program consisting of 1 (one) to 3 (three) phonograms of a length no less than 3 (three) minutes of music per track (two or more versions of one trackcount for one track).

17. `CD Extra' means a digital multimedia medium including principally a section reproducing one or several phonogram(s), and secondarily a multimedia program, which can be read by a phonogram player or by a multimedia computer.

18.  `Sales in normal distribution channels' means :

- the sales of phonographic media or videographic media or multimedia listed in the COMPANY's and/or its affiliates', licensees' and distributors' catalogues, made directly by the COMPANY and/or its affiliates, licensees and distributors by its or (their) own sales force, to retail stores, newsstands, stationery stores, and tobacconists, wholesalers, big stores and supermarkets.
- Distance sales of phonographic or videographic media or multimedia listed in the COMPANY's and /or its affiliates', licensees' and distributors' catalogues, made directly by the COMPANY and/or affiliates, licensees and distributors to the public.

     Contrary to the above, sales that are not considered to be made in normal distribution channels, include but are not limited to :

-    Sales through mail order clubs, by direct mail,
- sales of `newstand products', that is, sales of all specific media not listed in the COMPANY's catalogue and which are distributed through newsstands, stationery stores and tobacconists.
- sales of all media produced specifically for a special customer not listed in COMPANY's and /or its affiliates', licensees' and distributors' catalogues,

19. `Reference' means any phonographic medium reproducing an album, which is identified by a catalogue number (which may possibly be modified during the course of the exploitation, notably by adding additional tracks to the album), as well as phonographic media reproducing singles and maxisingles which are excerpts from the said album.

20. `Date of commercial release' means the date that the phonographic media or videographic media or multimedia reproducing the recordings referred to in this agreement are put on sale to the public, as is formalized by the date on the information sheet published by the COMPANY and issued by the COMPANY's representatives to its customers.

21. `Making available to the public' means any method of distribution, by sale, exchange, or rental, including any form of distribution by digital data networks, of the phonograms, videograms, or multimedia programs implementing the PRODUCER's prior authorization rights in his capacity as Producer as defined in articles L 213-1 and L 215-1 of the Intellectual Property Code (Code de la Propriete Intellectuelle).

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22.  "Mid-priced Records" means Albums, Compact Disc or other Phonograph records or other equivalents sold in a particular country of the Territory at a PPD that is no less than 65% (sixty five percent) of the PPD of the majority of the COMPANY or its exclusive licensee's then-current, newly released, top-price records in such configuration but no more than 75% (seventy five percent) of the PPD of the majority of the COMPANY or its exclusive licensee's then-current, newly-created, top-price records in such configuration.

23. "Budget Records" means Albums, Compact Disc or other Phonograph records or other equivalents sold in a particular country of the Territory at a PPD that is inferior or equal to 65% (sixty five percent) of the PPD of the majority of the COMPANY or its exclusive licensee's then-current, newly released, top-price records in such configuration.


ARTICLE 2 - THE PRODUCER'S WARRANTIES

The PRODUCER produces the recordings performed by (3rd WISH) pka 3rd WISH (Hereinafter called "the ARTIST"), under his own liability and at his own expense, with the person with whom he declares and warrants to have signed an exclusive agreement for a duration, which is at least equal to that of the present agreement for the territory defined below, and for which he has generally obtained all of the rights granted to the COMPANY in accordance with this agreement.

The PRODUCER shall deliver to the COMPANY on the date of signature of the present agreement an inducement letter duly signed by the ARTIST.

It is stipulated that the delivery of the above-mentioned inducement letter certifying the rights licensed to the COMPANY is a material requirement of this agreement.

The PRODUCER warrants the COMPANY against any claim by a third party concerning these recordings, and the exclusivity of the said recordings. In particular, he warrants that he is authorized to freely dispose of the said recordings which he owns, and without any other payments other than those which are specifically set forth in this agreement, with a view to reproducing them on all media, and notably on all phonographic media, videographic media, or multimedia, by whatever means of recording process known, or presently unknown, for their communication to the public and for making them available to the public by whatever means.

The PRODUCER warrants and represents that no Master Recording delivered under this agreement, no names used by the COMPANY, and no materials (including without limitation Master Recordings, Artwork, COMPANY's name, ARTIST's name, BABY BASH's name) furnished under this agreement will violate any law or infringe upon any other person's rights.

More generally, the PRODUCER warrants the COMPANY against any claim by a third party concerning the exploitation of the rights granted to the COMPANY under this agreement.

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The PRODUCER shall notably hand over copies of the duly signed agreements assigning the musicians' and backing vocalists' rights to the recordings, which are the purpose of this agreement to the COMPANY and which warrant the PRODUCER the assignment of all rights (reproduction rights, exploitation rights, etc) licensed to the COMPANY under this agreement.

It is stipulated that the delivery of these above-mentioned agreements certifying the rights licensed to the COMPANY is a material requirement of this agreement. Consequently, the commercial release of the recordings as well as the payment of advances on the royalties which are stipulated in this agreement can be automatically suspended upon failure to deliver them to the COMPANY within the stipulated deadlines and until they have effectively been delivered to it.

In addition, the COMPANY can unilaterally terminate this agreement and the PRODUCER shall be totally at fault, without prejudice to the damages which the COMPANY may claim, if the PRODUCER cannot deliver the said agreements of assignment to the COMPANY within 15 days following the COMPANY's request by registered letter with return receipt.


ARTICLE 3 - PURPOSE

The PRODUCER licenses the exclusive right to the audio and/or audiovisual recordings of the ARTIST, covered by the present agreement, for the purpose of reproducing them on all media, and notably phonographic media, videographic media, or multimedia by whatever means of recording process known, or presently unknown, for communication to the public, and the making available to the public by any means, for the territory and term set forth in articles 4 and 5 below, to the COMPANY or any company belonging to NRJ GROUP, which the COMPANY forms part of, or which it could substitute for in the execution of this agreement.


ARTICLE 4 - TERRITORY

The exclusive right to the recordings indicated above is granted for the following territory :

France (Dom Tom included), Andorra and Monaco.


ARTICLE 5 - TERM OF THE EXPLOITATION

This agreement goes into effect from the date of signature, and shall end 5
(five) years after the date of the commercial release of the last recording which the PRODUCER supplies to the COMPANY, in accordance with the provisions of article 6 or of article 13, below, depending on the case.


However, it is expressly agreed that, if the COMPANY exercises its option in accordance with the provisions of article 6, the term of the exploitation shall end 5 (five) years after the date of the commercial release of the last recording which the COMPANY supplies to the COMPANY, in accordance with the provisions of article 6 or of article 13 below, depending on the case.

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ARTICLE 6 - SUPPLYING THE RECORDINGS

1. The phonograms and the videograms which are supplied by the PRODUCER to the COMPANY pursuant to this agreement shall be delivered mixed and mastered on Exabyte and DAT media or CD for the phonograms, and on Beta Digital and Beta Sp for the videograms. Similarly, in the event of vinyl edition, the PRODUCER shall pay all engraving costs.

2. The PRODUCER shall supply the COMPANY with the photoengraving films, and the cromalins which are required for printing the sleeves or the booklets for the phonographic media and/or videographic media reproducing the recordings which are purpose of this agreement (singles, albums, or other formats) as well as their reproduction on CD ROM.

         However, it is expressly agreed that the PRODUCER and the COMPANY shall select the photos and/or the illustrations required for producing said films by mutual agreement.

         The PRODUCER shall supply the COMPANY with the Masters of the 1st single entitled "Obsession" (hereafter "SP n(degree)1) and the items mentioned in the first paragraph of the present Article 6.2, on the date of signature of the present agreement.

         In the event, the COMPANY takes responsibility for creating the dummy of the visuals and/or producing the photoengraving films on behalf of the PRODUCER, the corresponding sums shall be rebilled to the PRODUCER who undertakes to pay them on receipt of the invoice.

3. The PRODUCER, warrants the COMPANY that all of the material supplied pursuant to this agreement shall be free of rights. Furthermore, the PRODUCER shall supply the COMPANY with copies of the agreements assigning the rights relating to the material delivered to the COMPANY in conformity with this agreement, and notably :

         The agreements certifying the assignment of the photographers' or the graphic designers' rights concerning the photographs or illustrations supplied by the PRODUCER under this agreement, for any exploitation referred to in this agreement, duly signed.

4. In the event the PRODUCER wishes to remix one of the phonograms appearing on the singles or albums supplied to the COMPANY under this agreement, the PRODUCER shall be exclusively responsible for paying the costs arising from this new mix (called `Remix').

         However, if the COMPANY undertakes a `Remix' of a phonogram, the COMPANY agrees to pay the related costs, and the corresponding sums shall be deducted from the PRODUCER's royalties account, being specified that the corresponding remix budget shall be determined by mutual agreement. Said sums shall be recoupable by directly offsetting them against any sums which are or shall be owed to him, under this agreement. The PRODUCER shall have final approval over the content and quality of any "Remix" produced by the COMPANY.

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5.       In the event the remixes undertaken by the COMPANY or its exclusive licensee are exploited outside the Territory by the PRODUCER or its third party licensees, the COMPANY shall get a remix contribution in an amount to be determined by mutual agreement.


ARTICLE 7 - COPYRIGHT

The COMPANY shall be exclusively responsible for paying the mechanical reproduction fees for the musical works on all phonographic media, videographic media or multimedia. It is stipulated, however, that this payment by the COMPANY, with respect to singles and/or maxi singles and/or minialbums and/or albums supplied by the PRODUCER in conformity with articles 6 and 13 of this agreement, shall be restricted to the base collection rate which is applicable within the strict framework of the provisions set forth in article 6, sub-paragraph 5.5 bis, 5 ter and 5 quarter of the 1975 standard agreement for the Phonographic Industry, between the IFPI and the BIEM.

Therefore, the PRODUCER warrants the COMPANY that none of the singles and/or albums delivered under this agreement shall include a number of works and/or fragments exceeding the number set forth for the general case in the here above mentioned standard agreement for the Phonographic Industry.

To this end, the PRODUCER shall furnish the COMPANY with the data for protecting the copyrights (authors, composers, publishers, etc) and also the date of the first publication of the works reproduced on phonographic media, videographic media or multimedia, and generally all of the references which must appear on the label and the sleeve of the said media.

The PRODUCER warrants the COMPANY against the inaccuracy of the copyright data and generally all of the above-mentioned provisions.


ARTICLE 8 - AUDIO ROYALTIES

1. In consideration of his collaboration and of the exclusive rights granted hereunder by the PRODUCER to the COMPANY, the COMPANY shall pay the PRODUCER :

         A royalty for sales (returns deducted) in normal `Top Price' categories of the phonographic media in France, through normal distribution channels, calculated on the PPD of each phonographic medium sold, which reproduces the phonograms which are the subject of this agreement, and fixed at :

- 19% (nineteen per cent), hereafter called the `base rate' for the fraction of sales from 1 to 100.000 copies or equivalent of each reference,

- 20% (twenty per cent) for the fraction of sales from 100.001 to 200.000 copies or equivalent of each reference.

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-        22% (twenty two per cent) for the fraction over 200.001 copies or equivalent of each reference.

         It is stipulated that sales of a new reference of the same album, which is consecutive on a change of catalogue number (in particular when additional phonograms are included) shall be added to sales of the original reference for the calculation of the above-mentioned royalty thresholds.

         It is also stipulated that the above royalty rates shall apply only to the fraction of sales for which they are fixed, and shall therefore not have any retroactive nature, and that the thresholds for the copies sold, to which they apply, must be applied reference by reference.

         It is also stipulated that if the phonograms which are the subject of this Agreement are made available on Maxi Single (MSP) or Single (SP), the above royalty rates shall be reduced in the same proportion that COMPANY will have to agree with its exclusive licensees or distributors. The amount of the reduction applied to the royalty rate in such case shall be specified per addendum to the present agreement.

         `PPD' means the wholesale catalogue price, net of all taxes, as published by the COMPANY or its exclusive licensee in the different countries of sale less the deductions specified in paragraph 13 below.

2. If the phonograms which are the subject of this agreement are made available to the public as Mid-priced or budget-priced Records, the PRODUCER's royalty rate shall be set at 50% (fifty per cent) of the base rate.

         It is expressly agreed that in the event of the sale of a double album, or a triple album, etc.... or several albums under the same reference number, the price category shall be determined by referring to the catalogue price net of all taxes of the single album, in the most common price category. In this case, the price of the double album, triple album etc .... shall be divided by the number of albums (two, three, etc).

         The same calculation shall be made in the event of the sale of an analog or digital medium or of any `double time' or `triple time' program etc ... in comparison to the catalogue price net of all taxes for a single album with a normal duration.

3. If the phonograms which are the subject of this agreement are distributed by mail order clubs, the PRODUCER's royalty rate shall be set at one half of the base rate calculated on PPD.

4. In the event of `newstand products' sales, the royalty rate shall be set at one-half the base rate and shall be calculated on the basis of the `equivalent wholesale price net of all taxes' for the phonographic media in question.

         `Equivalent wholesale price net of all taxes' means a basis equal to 70% (seventy percent) of the retail price net of all taxes of the phonographic medium in question.

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         Within the scope of a sale which is connected with a fascicle, the reference retail price net of all taxes shall be the price of the said phonographic medium, appearing in the fascicle to which it is attached, net of all taxes.

5. If phonographic media are sold outside of the normal distribution channels, and except for the cases mentioned in paragraphs 3 and 4 above, the royalty rate shall be set at one-half of the base rate and shall be calculated on the basis of the `equivalent wholesale price net of all taxes' of the phonographic medium in question.

         `Equivalent wholesale price net of all taxes' base means a basis equal to 70% (seventy percent) of the retail price net of all taxes for the phonographic medium in question.

6. Within the scope of marketing operations for which a company and/or a third party organization has requested, directly or indirectly, the COMPANY to create a specific program (`special products' or `premiums'), the COMPANY shall pay the PRODUCER 50% (fifty percent) of the COMPANY's nets receipts from each sale, net of all taxes.

7. 1) If the COMPANY exercises its authorization right in order to grant a right to all or part of a phonogram which is the subject of this agreement, in the following cases:

a) synchronization and/or dubbing right to a cinematographic film (short or full-length feature film) documentary or commercial, or a multimedia program,

b) the right to incorporate excerpts from the phonograms within the scope of a production of new phonograms or videograms performed by other artists (`sampling'),

         the PRODUCER shall receive 60% (sixty per cent) of the net sums, excluding all taxes, collected by the COMPANY for this utilization.

         2) In addition, if the COMPANY exercises its authorization right for the purposes of granting a right to all or part of a phonogram which is the subject of this document in all other cases than those in paragraph 7.1), above, such as the exercise of the communication right to the public for telephony service and/or any on-line service which is accessible by data transmission network, to the exclusion of all other exploitations referred to in paragraph 8 below, the PRODUCER shall receive 50% (fifty per cent) of COMPANY's net receipts for the said utilization.

         COMPANY shall be allowed to deduct from "off the top" any direct bona fide third party cost charged to COMPANY.

         However, it is expressly agreed that in the event that the utilization rights referred to in paragraph 7 are covered by a legal provision, the PRODUCER's remuneration shall be fixed as in article 9 of this Agreement.

8. If the phonograms which are the subject of this agreement are made available through digital data transport networks (excluding any sale of media), at the public's request and for its private use, the PRODUCER's remuneration shall be 60% (sixty per cent) of COMPANY's net receips from each sale. COMPANY shall be allowed to deduct from "off the top" any direct bona fide third party cost charged to COMPANY.

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9.       If the phonograms which are the subject of this agreement are reproduced on new phonographic media such as (MD) and / or audio Digital Versatile Disc (DVD), and /or more generally any new presently unknown reproduction media, or which the COMPANY did not market prior to the date of signature of this agreement, the rate of the PRODUCER's royalty applying to the said media shall be set at 75% (seventy-five percent) of the base rate.

         In all cases, if the SNEP-SDRM agreements provide for specific deductions or rebates applicable to these sales, these shall apply instead of the deduction referred to in this paragraph, from the date that they take effect for calculating the copyright royalties.

10. If sales are promoted by an intensive advertising campaign, the royalty for the phonograms which are the subject of the advertising campaign, shall be set at 50% (fifty per cent) of the basic rate for a campaign the value at a gross tariff price of which is more than 45.500 (euro) (fourty five thousand five hundred euros), net of all taxes.

         `intensive advertising campaign' means the broadcast of commercials on TV and/or the radio and/or advertising in the press and/or on billboards and/or any other type of advertising space. It is specified that the same campaign can be carried out in successive waves.

         However, it is stipulated that the reduction of the rate applied by the COMPANY for each advertising campaign shall apply to the sales made over a period of 6 (six) months as of, according to the COMPANY's choice :

         . either the first day of the month preceding the launch of the said campaign if the launch occurs between the first and the fifteenth day of the month in question

         . or the first day of the month of the launch of the said campaign if the launch occurs between the sixteenth and the last day of the month in question.

11. If the phonograms which are the subject of this agreement appear concurrently with other phonograms on the same program, the PRODUCER's royalty shall be set at 60% (sixty per cent) of COMPANY's net receips from each sale of the compilation records, net of all taxes, and calculated prorata to the number of phonograms which are the subject of this agreement in comparison to the total number of phonograms appearing on the said phonogram (prorata numeris).

12. All of the above-mentioned royalties, except for those set forth in paragraphs 4, 5, 6, 7, 8 and 12 above, shall be calculated at the applicable wholesale catalogue price, net of all taxes, as published by the COMPANY or its exclusive licensee in the different countries of sale, less the same deductions and rebates as those in force for the payment of copyright royalties in France (SNEP/SDRM base) and applying at the time of the payment of the royalties, or, failing this, the deductions and rebates appearing in the last agreements in force between the SNEP and the SDRM before these agreements expired or were terminated.

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13.      The half-yearly accounts and payment of the royalties owed to the
         PRODUCER shall be made within the 120 days following June 30 and December 31 of each year, during which the phonographic media and other reproductions were sold in France.

         The royalties, which are owed to the PRODUCER for exploiting the videograms or multimedia programs, as referred to in article 16.1 below, shall be paid according to the same terms and conditions.

14. The detailed accounts of the royalties shall be calculated on 100% (one hundred percent) of the phonograms sold.

         The COMPANY can make a provision for returns, every six months in order to take into account possible returns, which is limited to 20% (twenty percent) of phonographic media sold in France, during these six months. The accounts shall be adjusted during the following six months.

15. If the packaging of the phonographic media reproducing the phonograms subject of this Agreement, includes, after prior approval of the PRODUCER, either a `poster' or a `special booklet', the base of the PRODUCER's royalty shall be reduced by 8.5 % (eight point five percent) which contractually represents the cost of these item.

         `Poster' means a poster or a graphic reproduction no less than 60 cm x 40 cm.
         `Special booklet' means a fascicle of more than 8 (eight) printed pages, for compact disc media, and more than 8 (eight) printed sections for musicassettes media.

         The above-mentioned packaging reduction shall be increased to 15% (fifteen percent) if the said packaging has been produced in `special packaging' form, and notably digipack, in addition to the inclusion of a poster or a special booklet.

         `Special packaging' means packaging the cost price of which exceeds the cost price of standard packaging for each reproduction media in question, by more than 10% (ten percent). The said standard packaging is defined as follows:

     a)   Compact Disc (CD) medium :

         -    standard `crystal' pack
         8-page maximum booklet , four-color, recto and verso, black and white inside pages.

     b)   Musicassette medium (MC) :

         -    standard `crystal' pack
         8-section maximum booklet, four-color, recto and verso, black and white inside pages

16.      Finally, it is specified that the following are exempt from royalties:

     a) Phonographic media which are withdrawn from the COMPANY's catalogue and sold off at a price which is less than 35% (thirty five percent) of the wholesale catalogue price net of all taxes of an equivalent standard new product, in the most common price category (`Top Price category'). It is stipulated that the terms and conditions of calculation referred to in paragraph 2 above shall apply if the packaging includes several phonographic media.

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     b)   Phonograms  and  phonogram  media,  which are made  available  free of charge to the media to promote the recordings which are the subject of this Agreement, and /or to customers as a `free service', `bonus' or `free goods' (discounts on goods).The COMPANY is authorized to convert the discounts made in percentage into free copies to be deducted from the sales, in the same limit than the limit defined for free goods.

     c) Phonographic exploitation, either free of charge or not, within the scope of humanitarian, cultural or promotional operations, for which the COMPANY receives no royalties.

17. The detailed accounts of royalties shall be considered to be definitely approved and accepted by the PRODUCER unless he disputes them in writing within a period of 12 (twelve) months from their receipt.

18. Any royalty or advance paid to the PRODUCER in full without his having delivered the corresponding invoice and the appropriate RF Tax Form properly completed and stamped by Tax Authorities shall be submitted to the applicable witholding tax. A separate Tax Form must be provided for each year.


ARTICLE 9 - FAIR REMUNERATION - PRIVATE COPY

1. The COMPANY shall exercise the rights recognized by the laws, international conventions or interprofessional collective agreements for any utilization of phonograms other than private use, whether this involves communication to the public (broadcasting, televising, cable-distribution, etc) or reproduction (dubbing, private copy, etc).

2. To this end, the PRODUCER expressly authorizes the COMPANY to make any declaration regarding the recordings which are the subject of this agreement, and to collect any monies, on his behalf, generated throughout the period of the exclusive exploitation granted to the COMPANY (except for the `sell-off period') from the companies which are responsible for exercising the said rights.

         The PRODUCER notably authorizes the COMPANY to declare the identification numbers (`ISRC numbers') - which shall be furnished by the PRODUCER together with the Master Recordings and artwork - to the said companies for each recording (track by track) which is the subject of this agreement.

3. In order to ensure that this authorization is properly executed, the PRODUCER shall submit all information required to protect the recordings (PRODUCER's nationality, date of the first publication, date and place of recording, etc...) to the COMPANY when the Master Tapes of each phonogram are delivered to the COMPANY.

4. The COMPANY shall pay the PRODUCER 50% (fifty per cent) of the sums received under this article (including the sums generated during the term of this Agreement, but the subject of a deferred apportionment). It is agreed that this share represents the PRODUCER's net share; the Performing Artists shall receive their own share directly from the Collecting Society to which they are affiliated.

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ARTICLE 10 - GRANTING OF RIGHTS

In conformity with the above, the PRODUCER shall grant the COMPANY, for the term of this agreement, the exclusive exploitation rights of the recordings covered by this agreement, with no restriction or reserves and with all related present and future rights.

Notably, the COMPANY may reproduce, or have reproduced, in whatever form, and in whatever quantity which it considers adequate, the recordings thus produced, which it shall have the exclusive right to manufacture or have manufactured, publish or have published, sell or have sold, under whatever category, title, label, or trade mark of its choice, in the territory defined in article 4 above, by all means and for any use, communication to the public (including radio and television broadcasting) and availability to the public. The COMPANY, in conformity with the above, shall also have the exclusive right to exploit through digital data networks any fixed or unfixed ARTIST's performances.

The COMPANY may cease sales and/or production and may resume them again, according to the commercial standards currently practiced by the phonographic, videographic, or multimedia industries.


ARTICLE 11 - CATALOGUE

The PRODUCER agrees that in the event the recordings covered by this agreement are re-recorded by the ARTIST, whether in a studio, or in public, or in any other place, on behalf of the PRODUCER or of a third party, these new recordings shall not be the subject of any exploitation by the PRODUCER or by a third party, during the period of the exclusive exploitation granted by the PRODUCER to the COMPANY under this agreement.


ARTICLE 12 - ADVANCES

1.       Firm recordings :

         As an advance which is recoupable against all of sums due to the PRODUCER, the COMPANY shall pay the PRODUCER for the SP n(degree)1 the sum of 8.000 (euro) (eight thousand euros) net of all taxes for the recordings supplied by the PRODUCER under article 6.4 of this agreement.

         The above-mentioned advance shall be paid by the COMPANY as follows :

     - 2/3 of the here above mentioned amount on signature of the present agreement by both parties and after delivery of the tapes ready for recording and the items (photoengraving, agreements) mentioned in paragraph 6 of this agreement.

     -    the balance on commercial release.

2.       Optional recordings :

         If the tapes for an optional unpublished single are handed over, the COMPANY shall pay the PRODUCER an advance on royalties of 8.000 (euro) (eight thousand euros).

         The COMPANY shall have first right of refusal to pay the PRODUCER an advance on royalty for each of 3 additional albums which would then be regulated by the terms of this agreement. The amount of the advance payment is to be negotiated in good faith at the time of their completion.

It is agreed that if any of the tracks appearing on a single and/or maxi-single are reproduced onto a subsequent album, the advance paid for the said single shall be deducted from the advance paid for the corresponding album.

All advances paid under this agreement shall be cross-collaterised.

The COMPANY reserves the right to excerpt any single of its choice from each of the albums for which it has exercised its option. No advance shall be owed to the PRODUCER for such a single.

`LIVE' recordings made in public and `GREATEST HITS', Original SoundTracks of films (`OST'), and the remixes supplied by the PRODUCER shall not give rise to any payment of an advance.

Any advance on royalties paid to the PRODUCER in performance of this agreement shall be recoupable by directly offsetting it against any sums which the COMPANY may owe him under the present agreement.

These advances shall be payable on presentation of the invoice to the order of NRJ MUSIC together with the appropriate double taxation exemption form properly completed and stamped by Tax Authorities, on the following due dates, subject to the provisions stated in article 2 of this agreement :

     - 50% (fifty percent) on the delivery date of the tapes ready for recording and the items (photoengraving, agreements) mentioned in article 6 of this agreement.

     - 50% (fifty percent) on the date of the commercial release of the corresponding recordings.


ARTICLE 13- OPTION

1. The PRODUCER hereby grants a firm and irrevocable option to the COMPANY to exploit and distribute, under the terms of this agreement, 1 (one) additional studio recorded unpublished single (hereafter "SP n(degree)2).

2. It is agreed that the PRODUCER shall supply the recording to the COMPANY, unless otherwise provided for, no sooner than 3 (three) months and no later than 6 (six) months from the date of the commercial release of the previous unpublished recording.

         It is expressly agreed that, should the total length of an album requires for marketing purposes, the production of several phonographic media grouped into one package for (commonly called `double album', `triple album', etc), it shall count as a single album for evaluating the number of albums which the PRODUCER undertakes to supply to the COMPANY under this agreement.

         The COMPANY shall have a period of 2 (two) months from the date of the proved presentation by the PRODUCER, of each new recording to exercise the said option. The COMPANY must notify the exercise of its option by registered letter with return receipt sent to the PRODUCER within the above-mentioned time limit. It is agreed that if the COMPANY fails to notify the exercise of its option within this time limit, it shall be deemed to have definitively waived its option.

         If the proposed recording is accepted, all of the clauses and conditions of this agreement shall apply to the said recording.

         In the event of a refusal by the COMPANY, the PRODUCER shall be free to offer the said recording, as well as the ARTIST's future recordings to any distributor of his choice, on the condition that the COMPANY has expressly authorized the PRODUCER to do so in writing.


ARTICLE 14 - PROMOTION

1. The COMPANY, through its services, shall be responsible for all promotion (radio, television, press, Internet, etc...), of the recordings covered by this agreement, and may therefore unrestrictively use, either directly or indirectly, the ARTIST's name, the ARTIST's stage name, the biographies, the photographs and other images representing the ARTIST, for trade and advertising purposes relating to the phonograms, for as long as the COMPANY continues to exploit the ARTIST's recordings.

         The COMPANY may unrestrictively use, either directly or indirectly, BABY BASH's name, stage name, the biographies and the photographs and other images representing BABY BASH, for trade and advertising purposes relating to the phonograms, for as long as the COMPANY continues to exploit the ARTIST's recordings.

         The PRODUCER warrants the COMPANY against any claim by a third party concerning the afore-mentioned elements mentioned in paragraph 1 above.

2. When the PRODUCER provides the COMPANY with photographs and other images, the PRODUCER declares that he owns all related copyrights, and warrants the COMPANY against all claims by third parties in this respect. The PRODUCER shall make the same declaration and warranties concerning the items needed to produce the sleeves.

3. The ARTIST shall be reasonably available for promotion in the Territory when requested by Album or single releases, subject to his professional commitments, provided that the Artist will devote no less time to promotional activities in the Territory than to such activities outside the Territory.

ARTICLE 15 - AUDIOVISUAL RECORDINGS

1. It is reiterated that in accordance with the provisions of this agreement, the PRODUCER grants the COMPANY, which accepts, the exclusive right to reproduce the recordings of the ARTIST, and to exploit them on any medium. It is agreed that if the PRODUCER produces a live video, a Long Form, or a videomusic, or has them produced, reproducing the services or the recordings of the musical works of the ARTIST, the COMPANY is solely entitled to reproduce, or have reproduced the said videograms, as well as to broadcast them, or have them broadcast, for commercial or promotional purposes.

         The PRODUCER warrants the COMPANY against any claim by a third party concerning any live video, Long Form or videomusic delivered to the COMPANY under this agreement.

2. The COMPANY shall make a cash contribution to the production budget of each videomusic delivered by the PRODUCER under the present agreement, for an amount of (euro) 5.000,- (five thousand euros). It is stipulated that any video contribution paid by the COMPANY shall be fully recoupable by directly offsetting it against any sums which the COMPANY may owe the PRODUCER under the present agreement.

3. These provisions do not prevent the PRODUCER and the COMPANY from concluding a specific agreement in order to coproduce any Long Form or videomusic, in which case the PRODUCER's and COMPANY's shares shall be stipulated in the said coproduction agreement.


ARTICLE 16 - VIDEO AND MULTIMEDIA ROYALTIES

1) Making available to the public

a) In consideration of the exploitation rights granted hereunder to the COMPANY, and in the event of a commercial exploitation of the videogram and multimedia programs covered by this agreement by the communication or the making available to the public, the COMPANY shall pay the PRODUCER 50% (fifty per cent) of the COMPANY's nets receipts from each sale. The COMPANY shall be allowed to deduct from "off the top" any direct bona fide third part cost charged to the COMPANY.

b) In the event that videograms or multimedia programs covered by this Agreement appear concurrently with other videograms or multimedia programs of a more or less equal length on the same program, the PRODUCER's remuneration shall be calculated prorata to the number of videograms or multimedia programs covered by this Agreement compared to the total number of videograms or multimedia programs appearing on the said program (prorate numeris).

In the event that videograms or multimedia programs covered by this Agreement appear concurrently with other videograms or multimedia programs of a noticeably different length on the same program, the PRODUCER's remuneration shall be calculated prorata to the length of videograms or multimedia programs covered by this Agreement compared to the total length of the said program (prorata temporis).

If videograms or multimedia programs which are the subject of this agreement are made available through digital data transport networks (to the exclusion of any other sales of media), at the request of and for the public's private use, the PRODUCER's remuneration shall be identical to the one applicable in the case of videographic media or multimedia sales, as specified in article 16.1a) above.

c) In the event of videographic media or multimedia media rentals for the public's private use, or of licenses granted to juke boxes operators in public places, the COMPANY shall pay the PRODUCER the same remuneration than defined in article 16.1.a) above.

2. Communication to the public

In the event of a commercial exploitation of ARTIST's videograms in a communication to the public, both in the commercial and institutional sectors, (for instance their televised broadcast or via on-line services accessed by digital data transmission networks and/or their direct broadcast to schools, hospitals, film libraries, universities, etc, or during professional events (fairs, festivals; etc) the COMPANY shall pay the PRODUCER a the same remuneration than defined in article 16.1.

3.Secondary uses

If the COMPANY grants, subject to the PRODUCER's prior information and to the ARTIST's personal and inalienable right ("droit moral"), a right over all or part of a videogram and/or multimedia program which is the subject of this agreement in the following cases:

a) synchronization and / or dubbing right to a cinematographic film (short film or full length feature film), documentary or advertising, or multimedia program,

b) the right to incorporate the excerpts of videograms and/or multimedia programs under this agreement within the scope of the production or new videograms performed by other artists,

         The PRODUCER shall receive 50% (fifty per cent) of the sums, net of all taxes, collected by the COMPANY for the said utilization.

4. The detailed accounts of royalties shall be deemed to have been approved and definitively accepted unless the PRODUCER contests them in writing within a period of 12 (twelve) months from their receipt.

ARTICLE 17 - PRODUCER'S OBLIGATIONS

   1. During a period of 22 (twenty two) months after the commercial release of the last Recording exploited under the terms of this agreement, the PRODUCER warrants the COMPANY that the ARTIST will not publish or authorize any third party to publish any new Recording of the ARTIST.

    2. During a period of 24 (twenty four) months after the commercial release of the last Recording exploited under the terms of the present agreement, the PRODUCER is prohibited from:

     - Reproducing or having reproduced or exploiting or having exploited, on videograms, the phonograms of the ARTIST marketed by the COMPANY.

     - Authorizing anyone whosoever (except the COMPANY) to market in phonographic form, the ARTIST's performances reproduced in these videograms.

3. Moreover, as regards the films in any kind in which the ARTIST may participate, the PRODUCER warrants that the ARTIST shall undertake to prohibit the use of all or part of these items with a view to producing phonograms.

4. More generally, the PRODUCER undertakes to prohibit the utilization of all or part of the ARTIST's services, which may constitute a breach of the exclusivity granted to the COMPANY and not to assign the benefit of all or part of the exclusive rights owned by him to a third party.


ARTICLE 18 - SELL-OFF PERIOD

Upon the expiration of this agreement, the COMPANY shall have a period of 6
(six) months, the `sell-off' period, to sell, on a non-exclusive basis, the phonographic media, videographic media, or multimedia reproducing the recordings which are the object of this Agreement, present in stock. At the end of this period, the COMPANY shall return all of the original material belonging to the PRODUCER, which it may have in its possession.


ARTICLE 19 - EQUIVALENCE

In application of this agreement, the parties agree to the following equivalence:

One copy = 1 Album = 2 mini Albums = 4 maxi singles = 4 singles,

whatever the phonographic medium (compact disc, analog or digital cassette etc).


ARTICLE 20 - PRODUCER'S APPROVALS

In the event the PRODUCER's approval is required under the terms of this agreement, the PRODUCER shall supply the COMPANY with a written reply in a period of 5 (five) days from the date of request.

ARTICLE 21 - MODIFICATIONS OF THE COMPANY'S LEGAL PERSONALITY

This agreement shall be fully effective, notwithstanding any changes which may occur during its execution, in the COMPANY's legal form, and/or its legal personality. Therefore, and notably in the case of sale, takeover or merger, the legal person which is subrogated to the COMPANY's rights, shall replace it with respect to all of the profits or expenses under this agreement, and shall, consequently, guarantee its execution, for the period remaining to run.


ARTICLE 22 - ELECTION OF DOMICILE

To execute this agreement and notably the payment of royalties and/or any notification provided herein, the parties elect domicile at:

For the PRODUCER: at its Head Office.

For the COMPANY: at its Head Office.

Each party undertakes to immediately inform the other party of any change in domicile which may occur during the execution of this agreement.


ARTICLE 23 - DISPUTES

With regard to the drawing up and the application of this agreement, the Parties acknowledge that they are subject to French law.

In case of a dispute and/or problem resulting from the interpretation and /or the execution of this agreement, the Parties, in default of an amicable agreement, attribute jurisdiction to the competent Paris courts.

Signed  in Paris / Orlando, on the          2004
In two original copies


THE PRODUCER                               THE COMPANY


Charles Camorata                           Jean-Charles MATHEY